As filed with the Securities and Exchange Commission on July 25, 2012

Registration No. 333-168321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

LANCE, INC. 2007 KEY EMPLOYEE INCENTIVE PLAN

(Full title of the plan)

A. Zachary Smith III

Chief General Counsel and Secretary

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

(704) 557-8303

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael J. Denny, Esq.

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

(704) 331-7488

Indicate by check mark if the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Snyder’s-Lance, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to deregister and carry-forward certain shares of the Company’s common stock, par value $.83 1/3 per share (the “Common Stock”), that were originally registered pursuant to the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission on July 26, 2010 (File No. 333-168321) and September 26, 2007 (File No. 333-146336) (collectively, the “2007 Plan Registration Statements”) to be issued and sold under the Company’s 2007 Key Employee Incentive Plan (the “2007 Plan”).

Concurrently with this Post-Effective Amendment, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “2012 Plan Registration Statement”) to register shares of Common Stock that may be issued and sold under the Company’s 2012 Key Employee Incentive Plan (the “2012 Plan”). Among the shares of Common Stock reserved for issuance under the 2012 Plan, the Company has included (a) 15,699 shares that were available for awards under the 2007 plan as of May 2, 2012, and (b) the number of shares that were subject to awards under the 2007 Plan on May 2, 2012 that become available for reuse upon cancellation, termination, expiration or lapse of such awards after May 2, 2012 in accordance with the terms of the 2012 Plan (collectively, the “Carried Forward Shares”). The Carried Forward Shares, all of which were registered pursuant to the 2007 Plan Registration Statements, are hereby deregistered and are being carried forward to the 2012 Plan Registration Statement pursuant to the terms of the 2012 Plan. The 2007 Plan Registration Statements otherwise remain in effect as to the shares of Common Stock outstanding as of May 2, 2012 issued pursuant thereto and shares issued pursuant to awards granted under the 2007 Plan and outstanding as of May 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 25th day of July, 2012.

SNYDER’S-LANCE, INC.*

By:	/s/ RICK D. PUCKETT
Rick D. Puckett
Executive Vice President, Chief Financial Officer and Treasurer

*	No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 of the Securities Act of 1933, as amended.